Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Pacific Animated Imaging Corporation on Form S-8, regarding the consulting agreement between Pacific Animated Imaging Corporation and Charles LaLoggia, of our report dated March 1, 1996 on our audits of the consolidated financial statements of Pacific Animated Imaging Corporation as of December 31, 1994 and 1995, and for the years then ended, which report is included in the Pacific Animated Imaging Corporation Annual Report on Form 10-KSB for the year ended December 31, 1995.



                            /s/  COOPERS & LYBRAND L.L.P.
                            Coopers & Lybrand L.L.P.


Washington, D.C.
August 12, 1996